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                                                                   EXHIBIT 10.28


                             GAS GATHERING AGREEMENT

         THIS GAS GATHERING AGREEMENT (this "Agreement"), dated December 29, 1999 (the "Effective Date"), is by and between MEGS, L.L.C., a Delaware limited liability company ("Gatherer"), and MARINER ENERGY, INC., a Delaware corporation ("Mariner") and BURLINGTON RESOURCES OFFSHORE INC., a Delaware corporation ("BROI"), and BURLINGTON RESOURCES TRADING INC., a Delaware corporation ("BRTI"). BROI and BRTI are referred to herein collectively as "Burlington." Burlington and Mariner are referred to herein individually as a "Shipper" and collectively as the "Shippers." Gatherer and both Shippers together are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                R E C I T A L S :

         A. Shippers have certain quantities of Gas and Condensate available from Mississippi Canyon Blocks 673, 674, 717, and 718, offshore Louisiana.

         B. Shippers have requested Gatherer to receive such quantities of Gas and Condensate on a firm basis at Shippers' subsea production facilities in Mississippi Canyon Block 674 and redeliver such quantities of Gas and Condensate to Marathon Oil Company's production platform in South Pass Block 89.

         C. Gatherer desires to receive, gather, and deliver, or cause the delivery of, such Gas and Condensate, for the consideration and on the other terms and conditions hereinafter set forth.

         NOW, THEREFORE, Gatherer and Shippers do hereby agrees as follows:



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                                    ARTICLE 1
                                   DEFINITIONS

         1. Defined Terms. As used herein, including the exhibits hereto, the following terms shall have the meanings defined below:

         "Affiliate" means any person that directly Controls, is Controlled by, or is under common Control with the person or Party in question.

         "Aggregate Dollar Commitment" means $33,602,055 less the aggregate amount of Third Party Gathering Net Proceeds received by Gatherer.

         "Annual Excess Payments" means, for each Shipper in any Contract Year, the amount, if any, by which the aggregate Monthly Payments paid by that Shipper for each Month in that Contract Year (as reduced by amounts credited against Monthly Payments by that Shipper under Section 2 of Article 9) exceed the aggregate Minimum Dollar Commitments for that Shipper for each Month in that Contract Year. An example calculation of Annual Excess Payments is attached hereto as Exhibit D.

         "British Thermal Unit" or "Btu" means the amount of heat required to raise the temperature of one (1) pound of water one degree (1 Degrees) Fahrenheit at sixty degrees (60 Degrees) Fahrenheit.

         "Condensate" means the liquid hydrocarbons having an API gravity not less than twenty degrees (20 Degrees) and not more than sixty degrees
(60 Degrees).

         "Contract Year" means each period of 365 consecutive days beginning on the Effective Date, but any such period which contains a date of February 29 shall consist of 366 days.

         "Control" means the ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities of an entity or the power or authority, through the ownership of voting securities, by contract or otherwise, to direct the management, activities, or policies of the entity.

         "Crediting Account" means the account established by Gatherer for each Shipper as of the date of this Agreement to track, record, and account for certain amounts under this




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Agreement. The Crediting Account for each Shipper shall be deemed to have a zero balance as of the Effective Date. The balance in the Crediting Account shall be
(i) increased, as of the last day of each Contract Year, by the amount, if any, by which aggregate Monthly Payments paid by that Shipper in that Contract Year exceed the aggregate Monthly Gathering Fees for that Shipper in that Contract Year and (ii) decreased, as of the last day of each Month, for the portion of the Monthly Payment for that Shipper satisfied from the Crediting Account that Month under Section 2 of Article 9.

         "Day" means a period of twenty-four (24) consecutive hours, beginning and ending at 7:00 a.m. Central Prevailing Time ("CPT").

         "Dedicated Reserves" means all hydrocarbon reserves owned or controlled by each Shipper, or their respective permitted successors or assigns, in Mississippi Canyon Blocks 673, 674, 717, and 718, offshore Louisiana.

         "Gas" means methane and other gaseous hydrocarbons including gaseous combustible, noncombustible, and inert elements, compounds, components or mixtures thereof and liquefiable hydrocarbons in the vapor stream produced at the wellhead.

         "Gathering Rate" means (i) until the date on which the aggregate amount of the Monthly Payments that Shippers have paid to Gatherer under Article 9,
Section 1 of this Agreement equals or exceeds the Aggregate Dollar Commitment, $0.2575 per MMBtu and (ii) thereafter, $0.05 per MMBtu.

         "Gathering System" means Gatherer's 85/8-inch pipeline approximately 29 miles long extending from the outlet of subsea production facilities of Shippers located in Mississippi Canyon Block 674 to the inlet of the meter station located on Marathon Oil Company's production platform in South Pass Block 89 and all related and appurtenant facilities all as more particularly described on Exhibit E attached hereto

         "Insurable Event" means any event (a) for which insurance is generally available, (b) that results in physical damage to the Gathering System to such an extent that the Gathering System is not capable of receiving, transporting and delivering Gas from the Point of Receipt to the Point




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of Delivery, and (c) that is not caused by a breach by Operator of its duties and obligations under the Operating Agreement.

         "Minimum Dollar Commitment" means, for each Shipper in each Month, that Shipper's percentage share of the dollar amount shown in the column "Minimum Dollar Commitment" in Exhibit A for that Month; except that for each Month after the Month in which the aggregate of all Monthly Payments that Shippers have paid to Gatherer reaches the Aggregate Dollar Commitment, the Minimum Dollar Commitment shall equal zero, regardless of any amount that is otherwise set forth in Exhibit A.

         "Minimum Monthly Payment" means, for each Shipper in each Month, (i) the Minimum Dollar Commitment for that Shipper in that Month less (ii) the Annual Excess Payments for that Shipper in the prior Contract Year, if any, divided by 12.

         "Month" means a period beginning at 7:00 a.m. CPT on the first day of the calendar month and ending at 7:00 a.m. CPT on the first day of the next succeeding calendar month.

         "Monthly Gathering Fee" means, for each Shipper in each Month, the product of (i) the Gathering Rate for that Month multiplied by (ii) the total quantity (in MMBtu's) of Gas and Condensate gathered and redelivered for that Shipper in that Month in the Gathering System.

         "Monthly Payment" is defined in Section 1 of Article 9.

         "Operating Agreement" means that certain Operations and Maintenance Agreement, of even date herewith, between MEGS, L.L.C., as Owner, and Operator.

         "Operator" means Mariner Energy, Inc. as operator of the Gathering System and any permitted successor operator of the Gathering System.

         "Point of Delivery" means the interconnection between the upstream flange connecting the Gathering System to Marathon Oil Company's processing and handling facilities in South Pass Block 89.

         "Point of Receipt" means the point of interconnection between the Gathering System and Shippers' subsea production facilities in Mississippi Canyon Block 674.

         "Project Payout" has the meaning assigned to that term in Section VI of that certain




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Participation Agreement between Mariner and BROI, dated May 1, 1999.

         "Psia" means pounds per square inch absolute.

         "Psig" means pounds per square inch gauge.

         "Shipper's percentage share" means, for Mariner, 37% before Project Payout and 51% after Project Payout, and for Burlington, 63% before Project Payout and 49% after Project Payout.

         "Third Party Gathering Net Proceeds" means cash proceeds received by Gatherer to gather Third Party Gas on the Gathering System, less any costs and expenses incurred by Gatherer in connection with gathering such Third Party Gas.

         2. Rules of Construction. In construing and interpreting this Agreement, the following rules of construction shall be followed:

                  (a) words imparting the singular shall include the plural and vice versa;

                  (b) a reference in this Agreement to any Article, Section, clause, or paragraph is, except where it is expressly stated to the contrary or the context otherwise requires, a reference to such Article, Section, clause, or paragraph herein;

                  (c) headings are for convenience of reference only and shall not be used for purposes of construction or interpretation of this Agreement;

                  (d) each reference to any applicable law shall be construed as a reference to such applicable law as it may have been, or may from time to time be, amended, replaced, or re-enacted and shall include any subordinate legislation, rule, or regulation promulgated under any such applicable law;

                  (e) the terms "hereof," "herein," "hereto," "hereunder," and words of similar or like import refer to this entire Agreement and not any one particular Article, Section, Schedule, or other subdivision of this Agreement;

                  (f) any accounting terms used but not expressly defined herein shall have the meanings given to them under generally accepted accounting principles of the United States of America as consistently applied by the person to which they relate;




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                  (g) the word "including" and its syntactical variants means
         "including, but not limited to" and corresponding syntactical variant expressions;

                  (h) in computing any period of time prescribed or allowed under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be included and if the last day of the period so computed is not a working day in the place where performance is due, then the period shall run until the close of business on the immediately succeeding working day; and

                  (i) this Agreement shall be deemed to be the product of each Party hereto, and there shall be no presumption that an ambiguity should be construed in favor of or against Gatherer solely as a result of such Party's actual or alleged role in the drafting of this Agreement.


                                    ARTICLE 2
                                      TERM


         This Agreement shall become effective on the Effective Date of its execution and shall remain in force as to each Shipper (i) until the date that it is no longer economic for that Shipper to produce the Dedicated Reserves of that Shipper or (ii) until the date on which the aggregate amount of the Monthly Payments that Shippers have paid to Gatherer under Article 9, Section 1 of this Agreement equals or exceeds the Aggregate Dollar Commitment, whichever occurs later.


                                    ARTICLE 3
                                   REGULATION

         The operation of the provisions of this Agreement shall be subject to all applicable statutes and all applicable and lawful orders, rules, and regulations of regulatory bodies having jurisdiction.

                                    ARTICLE 4
                            DEDICATION AND GATHERING

         1. Dedication. Each Shipper hereby commits and dedicates to the performance of this Agreement, and covenants to deliver or cause to be delivered, subject to the terms of this





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Agreement, its Dedicated Reserves for the term of this Agreement.

         2. Quantity. Subject to the provisions of this Agreement, Gatherer shall receive on a firm basis from the Shippers at the Point of Receipt quantities of Gas from the Dedicated Reserves up to a maximum daily quantity equal to the lesser of (i) the capacity of the Gathering System on that Day or
(ii) the capacity of the facilities and pipelines receiving and transporting Gas from and after the Point of Delivery, or such additional quantities as the Parties may agree to from time to time, and deliver or cause the delivery of such Gas to or for the account of the Shippers at the Point of Delivery.

         3. Allocation of Capacity. Subject to all applicable statues and all applicable orders, rules and regulations, including the Outer Continental Shelf Lands Act and any interpretations by a regulatory agency or judicial body having jurisdiction thereof, capacity on the Gathering System shall be allocated, if necessary, first to Shippers, and the Dedicated Reserves, and thereafter, in a manner that Gatherer determines appropriate from time to time on the Gathering System. If the Gatherer desires from time to time to gather Gas and/or Condensate, other than the Dedicated Reserves on the Gathering System (collectively, "Third Party Gas"), Gatherer must either (i) obtain each Shippers' prior written consent, which shall not be unreasonably withheld, to gather such Third Party Gas on the Gathering System or (ii) agree to indemnify each Shipper in writing for all expenses and losses (including lost profits) incurred by that Shipper as a direct result of Gatherer gathering such Third Party Gas. Shippers understand and agree that Gatherer shall have no obligation under this Agreement to gather Third Party Gas.

         4. Nominations. Monthly nominations and daily scheduling and balancing of gas to be gathered hereunder shall be pursuant to Exhibit B attached hereto and hereby incorporated by reference into and made a part of this Agreement.

                                    ARTICLE 5
                     CONDENSATE AND LIQUEFIABLE HYDROCARBONS

         1. Receipt and Delivery. Subject to the terms of this Agreement, Gatherer shall




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gather on firm basis the Condensate and liquefiable hydrocarbons associated with
Shipper's Gas gathered hereunder. Gatherer shall receive such Condensate and liquefiable hydrocarbons at the Point of Receipt and deliver such Condensate and liquefiable hydrocarbons to or for the account of Shippers at the Point of Delivery.

         2. Metering. Condensate metering shall be provided at the Point of Delivery by Shippers at no cost to Gatherer.

                                    ARTICLE 6
                                DELIVERY PRESSURE

         1. Point of Receipt. Deliveries of Gas to Gatherer for gathering hereunder at the Point of Receipt shall be at such pressures as Gatherer may from time to time require to flow the Gas and Condensate through the Gathering System generally at the volumes set forth on Exhibit A hereto. In no event shall Shippers cause Gas to be delivered at the Point of Receipt at a pressure in excess of the maximum allowable operating pressure of the Gathering System. Shippers understand and agree that Gatherer shall be under no obligation to provide compression services under this Agreement.

         2. Point of Delivery. Deliveries of Gas by Gatherer for Shipper hereunder at the Point of Delivery shall be at such pressures as may be available from time to time in the facilities at the Point of Delivery.

                                    ARTICLE 7
                                     QUALITY

         1. All Gas and Condensate delivered at the Point of Receipt by Shippers under the terms of this Agreement shall conform to the specifications of the operator of the platform at the Point of Delivery.

         2. Refuse Delivery. If any Gas or Condensate offered for delivery hereunder shall fail at any time to conform to such quality specifications at the Point of Delivery, then Gatherer shall immediately have the right to refuse to accept delivery of such Gas and Condensate and




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shall immediately notify Shippers of the specifications violation. Shippers understand and agree that Gatherer shall be under no obligation to provide any form of separation, dehydration, or other type of treating service with respect to the Gas and Condensate being gathered under this Agreement.

                                    ARTICLE 8
                                   MEASUREMENT

         1. Meter. Gas received by Gatherer at the Point of Receipt for Shippers shall be measured at the meter station at the Point of Delivery on Marathon Oil Company's platform in South Pass Block 89. The delivery of equivalent thermal quantities of Gas and Condensate by Gatherer at the Point of Delivery for Shipper shall be based upon the measurement made at such meter station.

         2. Procedures. The Gas shall be measured in accordance with the provisions of Exhibit C attached hereto and hereby incorporated by reference into and made a part of this Agreement.

                                    ARTICLE 9
                                 GATHERING FEES

         1. Monthly Amount. Each Shipper agrees to pay to Gatherer an amount each Month (the "Monthly Payment") equal to the greater of (i) such Shipper's Monthly Gathering Fee for that Month or (ii) such Shipper's Minimum Monthly Payment for that Month.

         2. Payment From Crediting Account. Each Shipper shall have the right in each Month when (i) a positive balance exists in the Crediting Account for that Shipper as of the first day of that Month and (ii) the Monthly Gathering Fee exceeds the Minimum Dollar Commitment for that Shipper in that Month, to satisfy the portion of its Monthly Payment due for that Month that exceeds the Minimum Dollar Commitment from its Crediting Account by written notice to Gatherer. Such written notice must be received by Gatherer no later than 10 Days after such





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Shipper's receipt of Gatherer's statement described in Article 10, Section 1.

         3. Temporary Suspension Period. During any period when none of Shippers' Gas can be received and transported on the Gathering System as a result of an Insurable Event (a "Temporary Suspension Period"), Shippers' obligations to make Monthly Payments shall be temporarily suspended beginning with the Month (the "Suspension Commencement Month") following the Month in which the Temporary Suspension Period began and ending with the Month in which the Temporary Suspension Period ended. When the Temporary Suspension Period has ended, Shippers' obligations to make Monthly Payments shall resume in the Month immediately following the end of the Temporary Suspension Period (the "Payment Resumption Month"); provided, however, that the Minimum Dollar Commitment for each Shipper in the Payment Resumption Month shall equal that Shipper's percentage share of the Minimum Dollar Commitment for the Suspension Commencement Month and the Minimum Dollar Commitment for each Shipper for each Month following the Payment Resumption Month shall equal that Shipper's percentage share of the Minimum Dollar Commitment for the corresponding Month following the Suspension Commencement Month. By way of example, if the Temporary Suspension Period begins in July 2000 and ends in March 2001, then the Minimum Dollar Commitment for each Shipper in April 2001 shall equal that Shipper's percentage share of the Minimum Dollar Commitment set forth in Exhibit A for August 2000 and the Minimum Dollar Commitment for each Shipper in May 2001 shall equal that Shipper's percentage share of the Minimum Dollar Commitment set forth in Exhibit A for September 2000 and so forth. In all events each Shipper shall remain obligated to pay such Shipper's percentage share of the Aggregate Dollar Commitment.

         4. No Responsibility. Gatherer shall not be liable by reason of this Agreement, or the gathering of Gas or Condensate hereunder, for any Gas gathering, occupation, production, severance, sales, or first use tax or taxes of similar nature or equivalent in effect which are now or hereafter imposed by any authority on the Gas gathered pursuant to this Agreement or on the production thereof.




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         5. Tax Reimbursement. Each Shipper shall reimburse Gatherer for that
Shipper's percentage share of any tax (including first use tax) charge, assessment, or other governmental exaction, including any tax under existing statutes validly assessed on and paid by Gatherer for, in respect of, or on account of the taking, gathering, or delivery by Gatherer of the Gas and Condensate under this Agreement. Such obligation to reimburse shall specifically not include income, excess profits, capital stock, or franchise taxes.

                                   ARTICLE 10
                                     BILLING

         1. Monthly Statement. Gatherer shall deliver to each Shipper its statement as soon as practicable after the end of each Month for service rendered hereunder during such Month. If actual quantities are not available to Gatherer, Gatherer may use estimated quantities for the calculation of all amounts due by such Shipper hereunder. As soon as actual quantities become available for a Month, the estimated quantities shall be corrected for that Month, the amounts due shall be recalculated, and any amounts due by one Party to another Party shall be shown in the next statement of Gatherer.

         2. Payment. Each Shipper shall pay Gatherer for the amounts due each month by wire transfer, or any other mutually agreed upon method, to Gatherer's account (account name and number to be specified on the statement) on or before 15 days from the date the statement for such amounts is received by such Shipper. Each Shipper must tender a timely payment even if the statement presented by Gatherer includes estimated receipt or delivery quantities. If a Shipper fails to pay any statement in whole or in part when due, in addition to any other rights or remedies available to Gatherer, interest shall accrue on unpaid amounts at a rate equal to the lesser of (i) the prime rate published from time to time in The Wall Street Journal plus 2% or (ii) the maximum rate permitted from time to time by applicable law. Such interest shall accrue beginning on the payment due date of Gatherer's statement and ending when such statement is paid. Notwithstanding the foregoing, if a legitimate good faith dispute arises between Gatherer





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and a Shipper concerning a statement, such Shipper shall pay that portion of the statement not in dispute on or before such due date, and, upon the ultimate determination of the disputed portion of the statement, such Shipper shall pay Gatherer the remaining amount owed plus the interest accrued thereon at the rate shown above.

                                   ARTICLE 11
                        POSSESSION OF GAS AND CONDENSATE

         1. Risk of Loss. As between the Parties, (i) Shipper shall be deemed to be in control and possession of the Gas and Condensate hereunder prior to delivery thereof to Gatherer at the Point of Receipt and after redelivery thereof by Gatherer at the Point of Delivery, and (ii) Gatherer shall be deemed to be in control and possession of the Gas and Condensate hereunder after receipt thereof by Gatherer at the Point of Receipt and until redelivery thereof by Gatherer for Shipper at the Point of Delivery.

         2. Indemnity. With respect to the Gas gathered hereunder, the Party in control and possession of the Gas shall be responsible for and shall indemnify the other party in respect to any losses, injuries, claims, liabilities or damages caused thereby and occurring while the Gas is in the possession of the Party in control. With respect to the Condensate gathered hereunder, each Shipper shall indemnify and hold harmless Gatherer against any losses, injuries, claims, liabilities or damages whatsoever occurring in connection with or relating to the Condensate gathered hereunder. As between MEGS, L.L.C. as Owner and Mariner as Operator under the Operating Agreement, the foregoing indemnity obligations of Gatherer under this Section are subject to Mariner's indemnity obligations as Operator under Section 7.1 of the Operating Agreement.

                                   ARTICLE 12
                               TITLE AND WARRANTY

         Each Shipper hereby warrants that it has good title to all the Gas delivered by it to




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Gatherer or the right to deliver such Gas to Gatherer hereunder, and that such
Gas shall be free and clear of all liens, encumbrances, and claims whatsoever (other than liens related to any financing transaction) and agrees to indemnify Gatherer against all losses, costs, suits, actions, damages, and expenses incurred by it on account of any such liens, encumbrances, and claims whatsoever. In no event shall title to the Gas gathered hereunder vest in Gatherer as a result of the gathering services performed hereunder.

                                   ARTICLE 13
                                  FORCE MAJEURE

         1. Excused Performance. No failure or delay in performance, whether in whole or in part, by either Gatherer or Shippers shall be deemed to be a breach hereof when such failure or delay is due to a Force Majeure Event. Notwithstanding the foregoing, the occurrence of a Force Majeure Event shall not relieve Shippers from their obligations to make Monthly Payments under this Agreement, except to the extent such Force Majeure Event also constitutes an Insurable Event and then such payment obligations shall be suspended only during the Temporary Suspension Period provided for in Section 3 of Article 9.

         2. Force Majeure Event Defined. "Force Majeure Event" means any event not within the control of the affected Party and which, by the exercise of due diligence, such Party is unable to prevent or overcome, including any act of God, strike, lockout, or other industrial disturbance, act of the public enemy, sabotage, war (whether or not an actual declaration is made thereof), blockade, insurrection, riot, epidemic, landslide, lightning, earthquake, flood, storm, fire, washout, arrest and restraint of rulers and peoples, civil disturbance, explosion, the act of any court or governmental authority, or any other such cause.

         3. Remedy of Force Majeure Event. Force Majeure Events shall be remedied by the affected Party with all reasonable efforts. The settlement of strike or lockout shall be entirely within the discretion of the affected Party.

         4. Notice of Force Majeure Event. A Party affected by a Force Majeure Event shall




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give notice in writing to the other Parties as soon as possible after the occurrence of the Force Majeure Event. Such notice shall describe the Force Majeure Event and give the affected Party's estimate as to its expected duration and what steps are being taken to overcome the effects thereof.

                                   ARTICLE 14
                                     NOTICES

         1. Notice. Any notice, request, demand or statement provided for in this Agreement, or any notice which a Party may desire to give to the other Party, shall be in writing and shall be delivered by first class United States mail, postage prepaid, overnight courier, personal delivery, or facsimile transfer at the following address:

                  (a)      if to Gatherer:
                           MEGS, L.L.C.
                           1400 Smith Street
                           Houston, Texas  77002
                           Attention: Vice President - Gas Network Services Facsimile No.: 713-345-7040

                  (b)      if to Mariner:
                           Mariner Energy, Inc.
                           580 WestLake Park Blvd., Suite 1300
                           Houston, Texas 77079
                           Attention: Vice President of Marketing
                           Facsimile No.:  281-584-5678

                  (c)      if to Burlington:
                           Burlington Resources Trading Inc.
                           5051 Westheimer, Suite 1400
                           Houston, Texas  77056
                           Attention: Manager, Gulf Coast Marketing & Supply Facsimile No.: 713-624-9606

         2. Change of Address. Such notices shall be effective when received by the Party being notified; provided that with respect to any notice sent by facsimile, such notice shall be effective when received by the Party being notified if sent during normal business hours and such notice shall be effective the first business day after receipt by the Party being notified if sent at any other time. Either Party may change its address or facsimile number for notice by giving written notice to the other Party.

         3. Routine Notices. Routine dispatching contracts and communications may be




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handled orally or in writing between the respective designated representatives of Gatherer and Shipper.

                                   ARTICLE 15
                               DISPUTE RESOLUTION

         Any claim, counterclaim, demand, cause of action, dispute, and controversy arising out of or relating to this Agreement or the relationship established by this Agreement, any provision hereof, the alleged breach hereof, or in any way relating to the subject matter of this Agreement, involving the Parties and/or their respective representatives (collectively "Claims"), even if such Claims allegedly are extra-contractual in nature, sound in contract, tort, or otherwise, or arise under state or federal law, shall be resolved by binding arbitration. Arbitration shall be conducted in accordance with the rules of arbitration of the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law on arbitration, by the commercial arbitration rules of the American Arbitration Association. The validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators. In deciding the substance of the Parties' Claims, the arbitrators shall refer to the governing law. The arbitrators shall have no authority to award treble, exemplary, or punitive damages of any type under any circumstances whether or not such damages may be available under state or federal law, or under the Federal Arbitration Act, or under the commercial arbitration rules of the American Arbitration Association, the Parties hereby waiving their right, if any, to recover any such damages. The arbitration proceeding shall be conducted in Houston, Texas. Within thirty days of the notice of initiation of the arbitration procedure, Gatherer shall select one arbitrator and Shippers shall, collectively, select one arbitrator. If after a good faith effort to collectively select one arbitrator the Shippers cannot agree on one arbitrator, then Burlington shall have the right to select the arbitrator for the Shippers. The two arbitrators shall select a third arbitrator. The third arbitrator shall be a person who has over eight years professional experience in the natural Gas industry and who has not previously been employed by either Party and does not have a direct or indirect interest in either





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Party or the subject matter of the arbitration. While the third arbitrator shall be neutral, the two Party-appointed arbitrators are not required to be neutral, and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. To the fullest extent permitted by law, any arbitration proceeding and the arbitrators award shall be maintained in confidence by the Parties.

                                   ARTICLE 16
                                OTHER PROVISIONS

         1. Modifications. No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution by both Parties of a supplementary written agreement.

         2. No Waiver. No waiver by either Party of any one or more defaults by the other Party in performance of any provisions of this Agreement shall operate or be construed as a waiver of any other then existing default or future default, whether of a like or different character.

         3. Assignment. This Agreement shall not be assigned by Gatherer or either Shipper without the prior written consent of the other Party, which consent can be withheld by the nonassigning Party in its sole discretion. Notwithstanding the foregoing, Gatherer and either Shipper may, without the need for consent from the other Party (but upon prior written notice to the other Party), (a) transfer, sell, pledge, encumber, or assign this Agreement or the accounts, revenues, or proceeds hereof in connection with any financing, securitization, monetization, receivables sale, factoring or other financial arrangements, (b) transfer or assign this Agreement to an Affiliate, or (c) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party. In the case of clauses (b) and
(c) any such assignee shall agree in writing to be bound by the terms and conditions hereof.

         4. Binding Effect. Subject to Section 3 above, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. No assignment or transfer permitted hereunder shall relieve Shippers or Gatherer of any of their respective obligations under this Agreement unless agreed to in writing by all of the Parties.

         5. Choice of Law. This Agreement shall be governed by the laws of the State of Texas without giving effect to any principles of conflicts of laws.

         6. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, which the Parties may have in connection therewith.

         7. No Joint Obligations. The obligations of each Shipper under this Agreement shall be several and not joint.

                      [The next page is the signature page]

         IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the day and year first above written.

                                       Shippers:

                                       MARINER ENERGY, INC.

                                       BY:      /s/ Greg K. Harless
                                          -------------------------------------
                                       NAME:    Greg K. Harless
                                            -----------------------------------
                                       TITLE:   Vice President - Marketing
                                             ----------------------------------


                                       BURLINGTON RESOURCES
                                       OFFSHORE INC.

                                       BY:      /s/ Hunter L. Malson
                                          -------------------------------------
                                       NAME:    Hunter L. Malson
                                            -----------------------------------
                                       TITLE:   Vice President
                                             ----------------------------------


                                       BURLINGTON RESOURCES
                                       TRADING INC.

                                       BY:      /s/ Hunter L. Malson
                                          -------------------------------------
                                       NAME:    Hunter L. Malson
                                            -----------------------------------
                                       TITLE:   Vice President
                                             ----------------------------------


                                       Gatherer:

                                       MEGS, L.L.C.

                                       BY:      /s/ Douglas B. Dunn
                                          -------------------------------------
                                       NAME:    Douglas B. Dunn
                                            -----------------------------------
                                       TITLE:   Vice President
                                             ----------------------------------

                                    EXHIBIT A
                        PRODUCTION AND GATHERING SCHEDULE

                           [attached behind this page]

                                    EXHIBIT B
                      NOMINATIONS, BALANCING, AND PENALTIES

         1. Monthly Nomination Procedure. The Shippers shall cause the operator of the Dedicated Reserves to submit in writing to Gatherer no later than the first day of each Month Shippers' best estimate (referred to herein as "Shippers' Daily Nominated Quality") of their daily requirements for such Month. Shippers' Daily Nominated Quantity shall be stated in MMBtu's, shall designate quantities at the Point of Receipt and Point of Delivery, and shall reflect any imbalance (or Shippers' best estimate of any imbalance), make-up quantities, scheduled daily variations, the Btu content per cubic foot of Gas, and, if applicable, any Condensate or liquefiable hydrocarbons delivered to Gatherer. Unless modified by Shippers as described below, Shippers' Daily Nominated Quantity shall be effective for each day of the applicable Month. Nominations to commence service on any day other than the first day of any Month or to modify Shippers' Daily Nominated Quantity shall be submitted in writing by the operator of the Dedicated Reserves on behalf of Shippers and received by Gatherer no later than the business day immediately preceding the day that such service is requested to commence or that such modification is to be effective.

         2. Balancing. The intent of Gatherer and Shippers is that Gas be received and delivered hereunder at the same rate, and Shippers shall not, in any manner, use Gatherer's system for storage or peaking purposes. It is recognized that an exact daily balancing of receipts and deliveries may not be possible due to the inability of the Parties to control precisely such receipts and deliveries. However, Gatherer, to the extent practicable, will deliver each day an equivalent thermal quantity of Gas received by Gatherer that day.

         3. Statement. Following the end of each Month Gatherer shall provide to each Shipper a cumulative imbalance statement showing any imbalances on the Gathering System. Imbalances shall be corrected insofar as practicable during the month following the month in which they occur. If an imbalance exists upon termination of this Agreement, the term hereof shall be extended for a period not to exceed an additional sixty
(60) days, during which time the party whose deliveries or redeliveries are in arrears shall eliminate its deficit and thereby achieve zero balance, unless the parties mutually agree upon an appropriate alternative method of balancing.

         4. Constant Delivery. Gas delivered to Gatherer hereunder during any day shall be delivered at as nearly a constant rate as operating conditions will permit.

                                    EXHIBIT C
                                   MEASUREMENT

         1. Unit. The measurement unit of natural Gas received and delivered hereunder shall be 1,000 cubic feet of Gas measured according to Boyle's Law for the measurement of Gas under varying pressures with deviations therefrom as provided below, on the measurement basis hereinafter specified.

         2. Volume. The unit of volume for purposes of measurement of Gas received and delivered hereunder and for the purposes of determination of equivalent volumes hereunder shall be one (1) cubic foot of natural Gas at a temperature of 60 degrees Fahrenheit and at a pressure of 14.73 psia.

         3. Meters. Orifice meters and appurtenant facilities used in the measurement of the Gas to be received or delivered shall be provided by Shippers at Shippers' expense and shall be designed and fabricated in accordance with specifications of ANSI/API 2530 "Orifice Metering of Natural Gas and Other Related Hydrocarbon Fuels" and any modification and amendment thereof as agreed upon by the Parties. Such facilities shall include the use of electronic measurement and data acquisition equipment, straightening vanes and pulsation dampening equipment where necessary. Operations of the orifice meters and appurtenant facilities used in the measurement of Gas to be received or delivered shall be in accordance with specifications of ANSI/API 2530 and any modification and amendment thereof as agreed upon by the Parties.

         4. Accuracy of Measurement Equipment.

                  (a) The accuracy of the measuring and testing equipment shall be verified as frequently as permitted at the Point of Delivery. Tests for quality of the Gas may be made at the time of testing equipment or at other times as mutually agreed upon. Notice of the time and nature of each test shall be given by Gatherer to Shippers sufficiently in advance to permit arrangement for each Shipper's representative to be present. Tests and adjustments shall be made in the presence of and observed by representatives of both Gatherer and Shipper. All tests shall be made by Gatherer at Shippers' expense.

                  (b) If upon test, any measuring equipment, including recording calorimeters, is found to be in error in the aggregate by not more than 1%, previous recordings of such equipment shall be considered accurate in computing deliveries of Gas, but such equipment shall be adjusted at once to record accurately.

                  (c) If upon test, any measuring equipment shall be found in the aggregate to be inaccurate by an amount exceeding 1% at a recording corresponding to the average hourly rate of flow for the period since the last preceding test, such equipment shall be adjusted at once to record accurately, and any previous recordings of such equipment shall be corrected to zero error for any period which is known definitely, but in case the period is not known or agreed upon, such correction shall be for a period extending over one-half of the time elapsed since the date of the last test.

         5. Corrections. If a meter is out of service or registering inaccurately, the quantities of Gas received or delivered during such period shall be determined as follows:

                  (a) using the registration of any check meters or meters, if installed and accurately registering; or in the absence of subsection a,

                  (b) correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation or in the absence of both subsections a and b, then,

                  (c) estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.

         6. Review of Data. Each Party shall, upon request of the other Party, mail or deliver for checking and calculation all volume and temperature meter data in its possession and used in the measurement of Gas received or delivered hereunder with 30 days after the last chart for each billing period is removed from the meter. Such charts shall be returned within 30 days after the receipt thereof.

         7. Record Retention. Each Party shall preserve or cause to be preserved for mutual use all test data, charts, or other similar records for a period of at least three years unless a longer period is required by the applicable rules and regulations of regulatory bodies having jurisdiction with respect to the retention of such records.

                                    EXHIBIT D
                               EXAMPLE CALCULATION
                            OF ANNUAL EXCESS PAYMENTS

                                    EXHIBIT E
                         DESCRIPTION OF GATHERING SYSTEM


                           [attached behind this page]